Exhibit 10(a)(2)

JOHN HANCOCK INVESTMENT TRUST

CLASS A SHARES

FORM OF AMENDMENT TO DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

AMENDMENT made as of the __ day of October, 2017 to the Distribution Plan Pursuant to Rule 12b-1 dated July 1, 2009, as amended, by and between John Hancock Investment Trust and John Hancock Funds, LLC (“the Plan”).

1.	CHANGES TO SCHEDULE A

Schedule A of the Rule 12b-1 Plan is hereby amended and restated to reduce the Rule 12b-1 fee for John Hancock Small Cap Core Fund, a series of John Hancock Investment Trust.

Series	Fee*

John Hancock Small Cap Core Fund	0.25%

* Expressed as a Percentage of Average Daily Net Assets of Class A shares

2.	EFFECTIVE DATE

This Amendment shall become effect as of the date first mentioned above.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Plan.

4.	OTHER TERMS OF THE PLAN

Except as specifically amended hereby, all of the terms and conditions of the Plan shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, pursuant to Rule 12b-1, as of the day and year set forth below.

JOHN HANCOCK INVESTMENT TRUST
on behalf of each series of the Trust, as applicable

By:
Andrew G. Arnott
President

Agreed and assented to:

JOHN HANCOCK FUNDS, LLC

By:
Jeffrey H. Long
Chief Financial Officer

DATED AS OF: October __, 2017